NEWS RELEASE


R&B, Inc.

                                         Corporate Headquarters:
                                         R&B, Inc.
                                         3400 East Walnut Street
                                         Colmar, Pennsylvania 18915

For Further Information Contact:
Mathias Barton, CFO
(215) 997-1800 x 5132
E-mail: MBarton@rbinc.com

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R&B, Inc. Reports 2003 First Quarter Earnings of $0.25 per share vs. $0.24 in prior year

      Colmar, Pennsylvania (May 2, 2003) -- R&B, Inc., (NASDAQ:RBIN) today announced financial results for the first quarter ended March 29, 2003. For the first fiscal quarter ended March 29, 2003, sales decreased 2% to $50.3 million from $51.1 million in the same period last year. Sales increased 1% after excluding $1.5 million in prior year sales associated with the Company's specialty fastener business that was sold in the second quarter of 2002. Diluted earnings per share in the first fiscal quarter increased to $0.25 from $0.24 in the same period last year. Net income in the first fiscal quarter totaled $2.2 million, up 4% compared to net income of $2.1 million in the prior year.

      Sales volume in 2003 increased as a result of shipments to a new customer for the Company's Allparts brake business, but was largely offset by a lower level of new product introductions and line updates during the quarter, and inventory reduction initiatives by certain customers. As indicated previously, the Company may experience fluctuations in its sales levels from quarter to quarter due to the timing of new product introductions and orders placed by its customers. The level of new initiative sales activity is expected to increase over the remaining three quarters of the year as higher levels of new product introductions and product line updates are planned.

      Net debt (total debt less cash and short-term investments) increased $1.9 million to $36.2 million at quarter end from $34.3 million at the beginning of the year. Inventory growth due to a seasonal build in inventory levels and management's decision to increase inventory safety stocks given recent world events contributed to the higher net borrowing levels.

      Mr. Richard Berman, Chairman, President and Chief Executive Officer said, "While sales growth for the quarter was lower than our annual target, our focus on OE Dealer "Exclusive" replacement parts and recent new product introductions continue to be well received by our customers. We remain committed to accelerating opportunities for our customers and our businesses. The cornerstones of this strategy are continued investment in new product development, initiatives designed to create and grow aftermarket demand for new and existing products, and supply chain excellence to ensure that the right parts are available at the right time. We are confident that these efforts will continue to provide a solid base for future growth."



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      The Company confirmed that its strategic plan provides for compounded annual sales growth of between 4% and 8% and compounded annual growth in fully diluted earnings per share of between 8% and 13% over the next two years. Management no longer issues specific quarterly or annual sales and earnings guidance.

      R&B, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware and brake products to the automotive aftermarket and household hardware to the general merchandise markets. R&B's products are marketed under more than thirty proprietary brand names, through its Motormite, Dorman, Allparts, Scan-Tech, MPI and Pik-A- Nut businesses.

      Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that cause actual results to differ materially include, but are not limited to, those factors discussed in the Com pany's Annual Report on Form 10-K under "Business - Risk Factors."




                             R&B, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                    (in thousands, except per-share amounts)

                                  13 Weeks        13 Weeks
First Quarter (unaudited)       3/29/03  Pct.   3/30/02     Pct.
Net sales                       $50,272  100.0  $51,080    100.0
Cost of goods sold               31,674   63.0   32,674     64.0
Gross profit                     18,598   37.0   18,406     36.0
Selling, general and
 administrative expenses         14,260   28.4   14,085     27.5
Income from operations            4,338    8.6    4,321      8.5
Interest expense, net               891    1.7    1,025      2.0
Income before income taxes        3,447    6.9    3,296      6.5
Provision for income taxes        1,222    2.5    1,149      2.3
Net income                      $ 2,225    4.4  $ 2,147      4.2
Earnings per share
     Basic                      $  0.26    -    $  0.25       -
     Diluted                    $  0.25    -    $  0.24       -
Average shares outstanding
     Basic                        8,521    -      8,474       -
     Diluted                      8,981    -      8,900       -













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                               R&B, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                 (in thousands)

                                3/29/03               12/28/02
Assets:                         (Unaudited)
Cash and short term investments  $ 17,010            $ 19,171
Accounts receivable                48,446              48,769
Inventories                        51,808              47,217
Prepaid expenses and other          8,828               9,046
Total current assets              126,092             124,203
Property & equipment               16,287              16,591
Goodwill                           28,681              28,607
Other assets                          917                 727
Total assets                     $171,977            $170,128


Liability & Shareholders' Equity:
Current portion of long-term debt$  9,439            $  9,291
Accounts payable                   13,143              11,813
Accrued expenses and other          9,458              11,759
Total current liabilities          32,040              32,863
Long-term debt                     43,785              44,218
Deferred income taxes               3,899               3,475
Shareholders' equity               92,253              89,572
Total Liabilities and Equity     $171,977            $170,128



Selected Cash Flow Information:
(in thousands)
                                          13 Weeks                13 Weeks
                                          --------                --------
(Unaudited)                               3/29/03                 3/30/02
Depreciation and amortization             $ 1,192                 $ 1,586
Capital expenditures                          885                     486